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                                                                    Exhibit 23.1

            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Sovereign Bancorp, Inc. and to the incorporation by reference therein of our reports dated March 16, 2006, with respect to the consolidated financial statements of Sovereign Bancorp, Inc., Sovereign Bancorp, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Sovereign Bancorp, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.


                                                     /s/ Ernst & Young LLP


Philadelphia, Pennsylvania
April 21, 2006